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Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 and the related Prospectus of EOP Operating Limited Partnership for the registration of $2 billion of debt securities and warrants exercisable for debt securities of our report dated April 12, 2000, relating to the financial statements and financial statement schedule of Cornerstone Properties Limited Partnership which appear in EOP Operating Limited Partnership's Current Report on Form 8-K dated July 5, 2000. We also consent to the reference to us under the heading "Experts" in such registration statement and related Prospectus.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

New York, New York
August 30, 2000

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CONSENT OF INDEPENDENT ACCOUNTANTS